UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Lufkin Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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LUFKIN INDUSTRIES, INC.

P. O. Box 849

Lufkin, Texas 75902

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 4, 2011

TO THE SHAREHOLDERS OF LUFKIN INDUSTRIES, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of Lufkin Industries, Inc., a Texas corporation (the “Company”), will be held at the Crown Colony Country Club, 900 Crown Colony Drive, Lufkin, Texas 75901, on the 4th day of May, 2011, at 9:00 a.m. local time, for the following purposes:

1.	To elect three Class II Directors to the Company’s board to serve until the 2014 Annual Meeting of Shareholders or until a successor has been elected and qualified; and

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2011; and

3.	To consider and act upon a proposal of the Board of Directors of the Company to approve and adopt the amendment of the Company’s Fourth Restated Articles of Incorporation to increase the number of authorized shares of common stock from 60,000,000 to 150,000,000; and

4.	To approve, by non-binding advisory vote, the compensation of our named executed officers; and

5.	To recommend, by non-binding advisory vote, the frequency of the shareholder vote on the compensation of our named executed officers; and

6.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on March 15, 2011 are entitled to notice of and to vote at the meeting.

You are kindly requested to mark, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the Annual Meeting, in order to ensure a quorum. You may revoke the proxy at any time prior to the Annual Meeting by oral or written notice to the Company addressed to Secretary, Lufkin Industries, Inc., P. O. Box 849, Lufkin, Texas 75902, phone number (936) 634-2211; or, if you are present at the Annual Meeting, and wish to do so, you may revoke the proxy and vote in person.

It is sincerely hoped that it will be possible for you to personally attend the Annual Meeting.

PAUL G. PEREZ
Secretary

April 4, 2011

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 4, 2011

The Proxy Statement and annual report to security holders are available at www.edocumentview.com/LUFK.

LUFKIN INDUSTRIES, INC.

P. O. Box 849

Lufkin, Texas 75902

PROXY STATEMENT

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of Lufkin Industries, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on May 4, 2011, and any adjournments thereof. The Annual Meeting will be held at 9:00 a.m., local time, at the Crown Colony Country Club, 900 Crown Colony Drive, Lufkin, Texas 75901. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted thereon; or if no direction is indicated, the shares it represents will be voted in accordance with the Board’s recommendation, as disclosed herein, on each of the proposals set forth in the notice attached to this Proxy Statement.

Each shareholder of the Company giving a proxy has the unconditional right to revoke his or her proxy at any time prior to its exercise, either in person at the Annual Meeting of Shareholders or by oral or written notice to the Company addressed to Secretary, Lufkin Industries, Inc., P. O. Box 849, Lufkin, Texas 75902, phone number (936) 634-2211. In addition to the solicitation of proxies by use of this Proxy Statement, directors, officers and employees of the Company may solicit the return of proxies by mail, personal interview, telephone or facsimile. Officers and employees of the Company will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

All costs of preparing, printing, assembling and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation, will be borne by the Company. The approximate date on which this Proxy Statement and form of proxy will first be sent to shareholders is April 4, 2011.

Computershare Investor Services, LLC, as the Company’s transfer agent, collects and informs the Company of all proxy votes tallied for each issue listed in this Proxy Statement.

QUORUM AND VOTING SECURITIES

At the close of business on March 15, 2011, which is the record date for the determination of shareholders of the Company entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof, the Company had 30,443,301 shares of common stock, $1.00 par value (the “Common Stock”), outstanding. Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the Annual Meeting. Shareholders do not have cumulative voting rights.

The presence, either in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for the election of directors in Proposal Number 1, and will constitute a ratification of the selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the purposes of Proposal Number 2, will increase the number of authorized shares of Common Stock from 60,000,000 to 150,000,000 for the purpose of Proposal Number 3, will approve, by non-binding advisory vote, the compensation of our named executive officers, for the purpose of Proposal Number 4, and will determine, by non-binding advisory vote, the frequency of the non-binding advisory vote on the compensation of our named executive officers for the purpose of Number 5.

A shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for director or can withhold authority to vote for certain nominees for director. Withholding authority to vote for a director nominee in the election of directors will not affect the outcome of the election of directors, as this will be considered a holder not “present” at the meeting. However, for all other proposals to be voted on, abstentions are treated as votes against the particular proposal. If a shareholder’s shares are held by a broker (in “street name”) and the shareholder does not give the broker specific instructions on how to vote his or her shares, the shareholder’s shares will not be voted on any non-routine matters to be acted upon at the Annual Meeting. However, any shares represented by such “broker non-votes” will be counted for quorum purposes.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board of Directors has nominated and urges you to vote FOR the election of each of the three directors nominated to serve a three-year term of office as a Class II Director. Proxies solicited hereby will be voted FOR each nominee, unless shareholders specify otherwise in their proxies. The affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for the election of the director nominees for purposes of this Proposal Number 1.

The Company’s Fourth Restated Articles of Incorporation (the “Articles”) divide the Board of Directors, with respect to terms of office, into three classes, designated as Class I, Class II and Class III. Each class of directors is to be elected to serve a three-year term and is to consist of, as nearly as possible, one-third of the members of the entire Board. In accordance with the Company’s Bylaws, the Company’s Board of Directors is currently set at ten members, with a minimum of seven and a maximum of 15 members required. The Board of Directors has affirmatively determined that each of Ms. S. V. Baer and Messrs. J. F. Anderson, J. Hofmeister, J. T. Jongebloed, J. H. Lollar, R. R. Stewart, H. J. Trout, Jr., and T. E. Wiener are independent under Rule 4200(a)(15) of the NASDAQ Marketplace Rules. Mr. D. V. Smith is not independent under Rule 4200(a)(15) of the NASDAQ Marketplace Rules, as he served as the Chief Executive Officer of the Company until March 1, 2008. Also, Mr. J. F. Glick is not independent under Rule 4200(a)(15) of the NASDAQ Marketplace Rules, as he currently serves as the President and Chief Executive Officer of the Company.

The term of office of each of the Class II Directors expires at the time of the 2011 Annual Meeting of Shareholders, or as soon thereafter as their successors are elected or qualified. Messrs H. J. Trout, Jr. and J. T. Jongebloed and Ms. S. V. Baer have been nominated to serve a three-year term as Class II Directors. Each of the nominees has consented to be named in this Proxy Statement and to serve as a director, if elected.

It is intended that the proxies solicited hereby will be voted FOR the election of the nominees for director listed below, unless authority to do so has been withheld. If, at the time of the 2011 Annual Meeting of Shareholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Nominating/Governance Committee Policy on Director Candidates

The Nominating/Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Nominating/Governance Committee has also retained a third-party executive search firm to identify candidates upon request of the Nominating/Governance Committee from time to time. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary or any member of the Nominating/Governance Committee in writing at Lufkin Industries, Inc., P.O. Box 849, Lufkin, Texas 75902, including whatever supporting material the shareholder considers appropriate. The Nominating/Governance Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Company’s bylaws relating to shareholder nominations.

Description of Nominating/Governance Committee’s Selection Process of Director Candidates

The Nominating/Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating/Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating/Governance Committee through current Board members, professional search firms, management, shareholders or other persons. When a professional search firm is retained, it must become familiar with the Company and its business and clearly understand the skill sets, experience and education the Board is seeking in a prospective member. The firm then must utilize its resources to find and present suitable candidates. The Nominating/Governance Committee may emphasize the importance of certain requirements, which will vary, depending on the Board position to be filled. For instance, in certain situations, industry experience may be favored over financial, legal, sales or other areas of expertise. Candidates are evaluated at regular or special meetings of the Nominating/Governance Committee and may be considered at any point during the year. The Nominating/Governance Committee also considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating/Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for the Company’s Annual Meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are provided to the Nominating/Governance Committee. The Nominating/Governance Committee also reviews materials provided by professional search firms or other parties in connection with the nominees that they present to the Board. In evaluating all nominees, the Nominating/Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Nominating/Governance Committee’s Minimum Director Candidate Qualifications

In evaluating recommended nominees for a position on the Company’s Board of Directors, the Nominating/Governance Committee considers, at a minimum, the following factors:

1.	The candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life.

2.	The candidate shall be prepared to represent the interests of all shareholders.

3.	The candidate shall have familiarity with business matters and an ability to grasp and analyze financial data.

4.	The candidate shall not have any material personal, financial or professional interest in any present or potential competitor of the Company.

5.	The candidate’s knowledge, skills and experience shall compliment and/or enhance the knowledge, skills and experience possessed by other members of the Board.

6.	The candidate shall fulfill the needs of the Company, with respect to the particular talents and experience of the directors and in light of prevailing market conditions.

7.	One or more members of the Board shall have business experience in a leadership position within one of the markets served by the Company.

8.	The candidate shall have the ability and willingness to dedicate sufficient time, energy and attention to the performance of his or her duties, including participation in Board and committee meetings.

Diversity Consideration in the Nomination Process

The Nominating/Governance Committee and the Board of Directors have discussed the need for and the benefits provided by a diverse Board of Directors. These discussions have included not only the interest of having women and minority Board members, but also the opportunity to have Board members from different countries, religions and cultures serve on the Board. The Nominating/Governance Committee has not constructed a written policy on the issue of diversity, however, it has included this issue as part of its discussions from time to time regarding board composition.

Discussions by the Nominating/Governance Committee and the Board on diversity also address the Board’s responsibility to shareholders that Board members meet certain qualifications in order to serve the business interests of the Company. Additionally, when evaluating potential Board members, the Nominating/Governance Committee considers a nominee’s unique abilities or qualifications, which could benefit a Board committee.

Nominees for Director

If elected, the nominees for Class II Director will serve until the 2014 Annual Meeting of Shareholders. Biographical information, including principal occupation and business experience during the last five years, for each nominee for Class II Director, is as follows:

Howard J. Trout, Jr., manager of his own investments. Age 66. Mr. Trout has been a director of the Company since 1980 and serves as Chairman of the Pension Committee and as a member of the Executive Committee and a member of the Nominating/Governance Committee. Mr. Trout is a descendent of one of the Company’s founding families, and Mr. Trout and the Trout family are holders of a significant number of shares of Company stock. He also was employed by the Company for 17 years, serving as a Sales Manager in what today is the Power Transmission Division. Mr. Trout provides the Board with a working understanding of product design and industrial gear markets and an appreciation for the importance of customer service and building strong customer relationships, which are integral parts of a successful company. He is a 1967 graduate of Texas Tech University with degrees in Industrial Management and Industrial Engineering.

James T. Jongebloed, formerly Chairman, President & Chief Executive Officer of Pool Energy Services, Inc. from 1978 to 1999. Age 69. Mr. Jongebloed became a director of the Company in 2002 and serves as Chairman of the Nominating/Governance Committee and as a member of the Audit Committee. Mr. Jongebloed’s experience as an energy company CEO along with his legal background provide the Board with a unique mix of skills. He also served as a director of Nuevo Energy, which provided him with valuable board experience. Mr. Jongebloed served on the Audit Committee during his service on the Nuevo Energy board. His full profit and loss responsibility as an energy company CEO as well as his legal background and prior board experience provide him with a well-diversified platform to assess the Company’s risk, opportunity, credibility and strategic direction. Mr. Jongebloed received a B. S. degree in Chemical Engineering from the University of Houston in 1966 and his Doctor of Jurisprudence from South Texas College of Law in 1971.

Suzanne V. Baer, formerly Executive Vice President and Chief Financial Officer of Energy Partners from 2001 to 2005. Age 63. Ms. Baer became a director of the Company in 2005 and serves as Chairman of the Audit Committee and a member of the Pension Committee. Ms. Baer also serves as a member of the Board and Audit Committee of Hercules Offshore. Ms. Baer’s board service experience along with her strong executive background, which includes executive positions with Energy Partners, Ltd., Burlington Resources and Louisiana Land and Exploration Company, have provided her with distinctive insights into the management and operation of a variety of companies in the energy market. Her experience as a financial executive and as a CPA combined with her experience leading companies that compete within the energy markets provide the Board with a comprehensive and unique set of skills. Ms. Baer received her B.A. from Louisiana State University in 1969 and her M.B.A. from Tulane University in 1987.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote “FOR” the election of the director nominees.

PROPOSAL NO. 2: RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011

The Audit Committee has selected the firm Deloitte & Touche LLP as our Independent Registered Public Accounting Firm to audit the Company’s books and accounts for the fiscal year ending December 31, 2011. Deloitte & Touche LLP served as our Independent Registered Public Accounting Firm for the fiscal year ended December 31, 2010. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the Independent Registered Public Accounting Firm, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of Deloitte & Touche LLP as our principal Independent Registered Public Accounting Firm. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different Independent Registered Public Accounting Firm at anytime during the year if it determines that such change would be in the Company’s best interests and in the best interests of our stockholders.

Deloitte & Touche’s representative will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions asked by our stockholders.

Proxies solicited hereby will be voted FOR the ratification the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for fiscal year 2011, unless shareholders specify otherwise in their proxies. The affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for the ratifying the appointment of Deloitte & Touche LLP for purposes of this Proposal Number 2.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote “FOR” ratification of the selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2011.

PROPOSAL NO. 3: TO CONSIDER AND ACT UPON A PROPOSAL OF THE BOARD OF DIRECTORS OF THE COMPANY TO APPROVE AND ADOPT THE AMENDMENT OF THE COMPANY’S FOURTH RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 60,000,000 TO 150,000,000.

The Board of Directors has approved and recommends a vote FOR the proposal to approve and adopt the amendment to the Company’s Fourth Restated Articles of Incorporation to increase the number of authorized shares of Common Stock. Proxies solicited hereby will be voted FOR the amendment to the Fourth Restated Articles of Incorporation, unless shareholders specify otherwise in their proxies. The affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for the amendment to the Fourth Restated Articles of Incorporation for purposes of this Proposal Number 3.

The Company is currently authorized to issue 60,000,000 shares of Common Stock. At the Annual Meeting, a vote will be taken on the proposal to adopt the amendment to the Company’s Fourth Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 60,000,000 to 150,000,000. The authorized number of shares of the Company’s preferred stock, par value $.01 per share, will remain at 2,000,000. If the amendment is approved by the shareholders, the first paragraph of Article IV of the Company’s Articles of Incorporation, as amended, will read as follows:

The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is One Hundred Fifty Two Million (152,000,000) shares, divided into Two Million (2,000,000) shares of Preferred Stock without par value (the “Preferred Stock”), and One Hundred Fifty Million (150,000,000) shares of Common Stock, $1.00 par value (the “Common Stock”).

At March 15, 2011, there were 30,443,301 shares of Common Stock outstanding, and an additional 1,824,336 shares of Common Stock were held in the Company’s treasury. At March 15, 2011, there were approximately 2,291,572 shares of Common Stock reserved for issuance pursuant to exercise of stock options under the Company’s stock option plans. Currently, the Company has approximately 25,440,791 shares of Common Stock authorized, unissued and not subject to reservation for future issuance. If the amendment is adopted, approximately 115,440,791 shares of Common Stock would be authorized, unissued and not subject to reservation for future issuance. This request, by the Company to authorize additional shares of Common Stock is primarily driven by the Company’s stock splits in April 2005 and June 2010, the completion of which utilized authorized shares. Except to the extent that the Company may issue the shares of Common Stock reserved therefore pursuant to its stock option plans, the Company has not entered into any agreements or understandings, and has no present plans, for the issuance of additional shares of Common Stock, but wishes to have such shares available for future issuances as the need may arise. No further shareholder approval would be required prior to the issuance of the additional shares authorized by this amendment, except as may be required by law or the rules of the NASDAQ Marketplace. Any future issuances of additional shares could significantly dilute the equity interests of current shareholders of the Company.

We have been sensitive to long-term shareholder value in the design of our executive compensation plans as well as maintaining a competitive compensation level in order to recruit and retain professional managers. When viewed from a five year period of operational performance and shareholder value, the Company believes that the executive compensation plan has supported that performance and enhanced shareholder value. The Company’s strategic plan for continued growth relies on a stable and committed team of executives for leadership. We believe that our executive compensation is appropriate for our Company that our shareholders have benefited from the design and implementation of this plan.

The authorization to issue the additional shares of Common Stock would provide management with a capacity to negate the efforts of unfriendly tender offerors through the issuance of securities to others who are friendly or desirable to management. The Company has in place certain mechanisms which have an anti-takeover effect. The Company’s Bylaws and Articles of Incorporation include provisions which provide, among other things (i) for a classified board of directors, (ii) for a maximum permissible number of directors, (iii) that a director may not be removed without cause, (iv) for an 80% vote of the shareholders to amend the Bylaws and certain provisions of the Articles of Incorporation and (v) that certain business combinations, sales, stock issuances, etc. involving the Company and a shareholder who, together with its affiliates, is the beneficial owner of more than 10% of the Company’s capital stock (“Related Person”) or any reclassification of securities or recapitalization of the Company or any similar transaction which has the effect of increasing the proportionate share of the outstanding securities of the Company which is beneficially owned by any Related Person, must (except as otherwise expressly provided in the Articles) be approved by holders of at least 80% of the outstanding shares of the Company’s Common Stock, excluding shares beneficially owned by the Related Person.

This proposal is not the result of management’s knowledge of any specific effort to accumulate the Company’s securities or to obtain control of the Company by means of a merger, tender offer or proxy solicitation in opposition to management or otherwise. The Company is not submitting this proposal to enable it to frustrate any efforts by another party to acquire a controlling interest or to seek Board representation. The Board of Directors has proposed the increase in the number of authorized shares of Common Stock to assure that an adequate supply of shares of Common Stock are available for future corporate needs. The Board believes that the adoption of the proposed amendment is advisable to provide the Company with adequate flexibility in connection with possible future transactions, stock splits or stock dividends, other corporate purposes, and other programs necessary to facilitate expansion and growth of the Company.

The submission of this proposal is not a part of any plan by the Company’s management to adopt a series of amendments to the Articles of Incorporation or Bylaws so as to render the takeover of the Company more difficult. Except as indicated above, management is not aware of the existence of any other provisions in the Articles or Bylaws having an anti-takeover effect.

The proposed increase in the number of authorized shares of Common Stock will not have any immediate effect on the rights of existing shareholders. However, the Board will have the authority to issue authorized Common Stock without requiring future shareholder approval of such issuances, except as may be required by applicable law or by the requirements of the NASDAQ National Market (NASDAQ). In some instances, shareholder approval for the issuance of additional authorized shares may be required by law or by the requirements of NASDAQ, or the obtaining of such approvals may be otherwise necessary or desirable. In such cases, further shareholder authorization will be solicited. To the extent that additional authorized shares are issued in the future, they may decrease the existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders.

The holders of common stock have no preemptive rights, and the board has no plans to grant such rights with respect to any such shares.

The Articles do not provide for cumulative voting. As a result, in order to be ensured of representation on the Board, a shareholder must control the votes of a majority of the shares present and voting at a shareholders’ meeting at which a quorum is present. The lack of cumulative voting requires an entity seeking a takeover to acquire a substantially greater number of shares to ensure representation on the Board than would be necessary were cumulative voting available.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote “FOR” the adoption of amendment to the Fourth Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 60,000,000 to 150,000,000.

PROPOSAL NUMBER 4: TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our shareholders to provide non-binding advisory approval of the compensation of our named executive officers, as described in the “Executive Compensation” section of the proxy statement, beginning on page 19. While this vote is advisory, and not binding on our Company, it will provide information to our executive officers, Board of Directors and Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Committee will be able to consider when determining executive compensation for the remainder of fiscal 2011 and beyond.

Proxies solicited hereby will be voted FOR non-binding advisory approval of the compensation of our named executive officers, unless shareholders specify otherwise in their proxies. The affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for non-binding advisory approval of the compensation of our named executive officers for purposes of this Proposal Number 4.

Your vote is requested. We believe that the information we’ve provided within the Executive Compensation section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, the Board of Directors recommends that shareholders approve the following non-binding advisory resolution:

RESOLVED, that the shareholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as described in the Company’s proxy statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of this proxy statement).

Recommendation of the Board of Directors

Your Board of Directors recommends a vote “FOR” the non-binding advisory vote approving the compensation of our named executive officers.

PROPOSAL NUMBER 5: TO RECOMMEND, BY NON-BINDING ADVISORY VOTE, THE FREQUENCY OF THE SHAREHOLDER VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In addition to the advisory approval of the compensation of our named executive officers, we are also seeking a non-binding advisory vote from our shareholders as to the frequency with which shareholders will have an opportunity to provide non-binding advisory approval of the compensation of our named executive officers. We are providing shareholders the option of selecting a frequency of one, two or three years, or abstaining. For the reasons described below, we recommend that our shareholders select a frequency of three years, or a triennial vote.

Proxies solicited hereby will be voted for THREE YEARS on the proposal for the frequency of the non-binding advisory vote on the compensation of our named executive officers, unless shareholders specify otherwise in their proxies. The affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for non-binding advisory approval of the frequency of the shareholder vote on the compensation of our named executive officers for purposes of this Proposal Number 5.

Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow shareholders to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section below, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, we grant awards that require four years of service in order to attain 100% vesting to encourage our proxy officers to focus on long-term performance, and recommend a triennial vote which would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.

A triennial vote will provide us with the time to thoughtfully respond to shareholders’ sentiments and implement any necessary changes. We carefully review changes to our program to maintain the consistency and credibility of the program, which is important in motivating and retaining our employees. We therefore believe that a triennial vote is an appropriate frequency to provide our executive officers, Board of Directors and

Compensation Committee sufficient time to thoughtfully consider shareholders’ input and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to implement any decisions related to such changes.

We will continue to engage with our shareholders regarding our executive compensation program during the period between shareholder votes. Engagement with our shareholders is a key component of our corporate governance. We seek and are open to input from our shareholders regarding board and governance matters, as well as our executive compensation program, and we believe that we have been appropriately responsive to our shareholders. We believe this outreach to shareholders, and our shareholders’ ability to contact us at any time to express specific views on executive compensation, hold us accountable to shareholders and reduce the need for and value of more frequent advisory votes on executive compensation.

Your vote is requested. We request that our shareholders select THREE YEARS when voting on the frequency of the non-binding advisory votes on the compensation of our named executive officers. Although the advisory vote is non-binding, our board will review the results of the vote and, consistent with our record of shareholder engagement, take them into account in making a determination concerning the frequency of the non-binding advisory vote on the compensation of our named executive officers.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote for “THREE YEARS” on the proposal for the frequency of the non-binding advisory vote on the compensation of our named executive officers.

AUDIT COMMITTEE

Report of the Audit Committee

The Audit Committee assists the Board in overseeing matters relating to the accounting and financial reporting practices of the Company, the adequacy of its internal controls and the quality and integrity of its financial statements. The Audit Committee’s functions include making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the scope and results of the Company’s procedures for internal auditing, reviewing professional services provided by the independent auditors, reviewing the independence of the independent auditors, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s internal accounting controls. As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, internal controls and for the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, Deloitte & Touche LLP, are responsible for auditing both the Company’s financial statements and internal controls over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (PCAOB).

In performing its oversight function, the Audit Committee reviewed and discussed with management and the independent auditors the Company’s interim financial statements as well as the Company’s annual financial statements and the independent auditor’s examination and report on the Company’s annual financial statements. The Audit Committee has discussed with the independent auditors the matters required by generally accepted auditing standards, including those described in PCAOB AU Section 380, “Communication with Audit Committees.” The Audit Committee reviewed and discussed the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including PCAOB Auditing Standard No. 5 regarding the audit of internal control over financial reporting. The Audit Committee has also received the written disclosures and the letter from the independent auditors required by PCAOB Rule 3526 “Communication with Audit Committees Concerning Independence.” The Audit Committee also discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Company annually reviews any relationship between management and all directors and its independent registered public accounting firm and reviews any issues with outside counsel. In 2010, there were no outside relationships existing between management and all directors and the Company’s independent registered public accounting firm.

The Audit Committee reviewed the Company’s audited financial statements and internal control over financial reporting for the year ended December 31, 2010, and discussed them with management and the independent auditors. Based on the aforementioned review and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

The Audit Committee has considered whether the provision of non-audit services by the Company’s independent auditors is compatible with maintaining auditor independence and concluded that no conflict existed.

The Audit Committee’s policy is that the Committee will pre-approve all audit services and permitted non-audit services to be performed for the Company by its independent auditors. The Audit Committee may delegate authority to pre-approve audit services, other than the audit of the Company’s annual financial statements, and permitted non-audit services to one or more Audit Committee members, provided that the decisions made pursuant to this delegated authority must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has adopted procedures for the pre-approval of services by the Company’s independent auditor. The Audit Committee will, on an annual basis, retain the independent audit firm and pre-approve the scope of all audit services and specified audit-related services. The Chair of the Audit Committee or the full Audit Committee must pre-approve the firm’s review of any registration statements containing or incorporating by reference the firm’s audit report and the provision of any related consent and the preparation and delivery of any comfort letters. Any permitted non-audit services must be pre-approved by either the Chair or the full Audit Committee. In fiscal years 2009 and 2010, 100 percent of the services provided to the Company by the independent auditors were pre-approved in compliance with the policies described above. The Audit Committee has selected Deloitte & Touche LLP as its independent auditor for 2011. Deloitte & Touche LLP, independent registered public accounting firm, audited the Company’s consolidated financial statements and internal controls over financial reporting for the fiscal year ended December 31, 2010 and has advised the Company that it will have a representative at the May 4, 2011 Annual Meeting of Shareholders who will be available to respond to appropriate questions. Such representative will be permitted to make a statement if he or she desires to do so.

This report of the Audit Committee shall not be deemed “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The following members of the Audit Committee have delivered the foregoing report:

S. V. Baer, Chairman

J. J. Jongebloed

J. H. Lollar

R. R. Stewart

Independent Public Accountants

Aggregate fees incurred by the Company for the years ended December 31, 2010 and 2009, for services performed by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) include:

	2010	2009
Audit Fees(a)	952,300	979,770
Audit-Related Fees(b)	0	0
Subtotal Audit and Audit Related	952,300	979,770
Tax Fees(c)	0	0
All Other Fees	0	0
Total Fees	952,300	979,770

(a)	Includes fees billed and expected to be billed for the audit of the Company’s annual financial statements and internal control over financial reporting, reviews of the Company’s quarterly financial statements, and foreign statutory audits.

(b)	Includes fees for the audits of the Company’s employee benefit plans and consultation on certain financial accounting and reporting matters.

(c)	Includes tax compliance fees for assistance with federal, state and foreign income tax returns and audits, and various tax planning and consultation matters.

No consulting-related fees were incurred by the Company with respect to independent auditors during 2010 and 2009.

COMPANY INFORMATION

INFORMATION ABOUT CURRENT AND CONTINUING DIRECTORS

Name	Position with the Company	Age	Director Since
Douglas V. Smith	Director, Chairman of the Board	68	1993
John F. Anderson*	Director	68	2003
Suzanne V. Baer*	Director	63	2005
John F. Glick	Director, President and Chief Executive Officer	58	2007
John Hofmeister*	Director	63	2010
James T. Jongebloed*	Director	69	2002
John H. Lollar*	Director	72	1997
Richard R. Stewart*	Director	61	2009
Howard J. Trout*	Director	66	1980
Thomas E. Wiener*	Director	70	1987

*	Indicates independence, as independence is defined in Exchange Act Rule 10A-3(b)(1) and NASDAQ Marketplace Rule 4200(a)(15).

Biographical Information for Messrs. Howard J. Trout, Jr., James T. Jongebloed and Ms. Suzanne V. Baer can be found above under “Nominees for Director” as Class II Directors.

The Class III Directors will serve until the 2012 Annual Meeting of Shareholders. Biographical information, including principal occupation and business experience during the last five years, for each Class III Director, is as follows:

Douglas V. Smith, Chairman of the Board of the Company. Age 68. Mr. Smith was elected President and Chief Executive Officer of the Company in January 1993 and Chairman of the Board in May 1995. He was also elected as a director of the Company in January 1993. Mr. Smith retired from active employment in February 2008. In addition to his fifteen and a half years as CEO and President of the Company, Mr. Smith held executive management positions with Cooper Industries, Inc. and Cameron Iron Works, Inc. with an aggregate twenty five years of experience with those companies. As the Company’s CEO/President, Mr. Smith was integrally involved in the Company’s strategic planning, acquisitions and financial and operational reporting and as a result, he possesses invaluable knowledge of and insight into the Company’s management and operations, which provides him with an excellent platform to assess risks, opportunities, credibility and strategic direction. He received his B.S.M.E. from Clemson University, his M.S.M.E. from the University of Kentucky and his M.B.A. from the Harvard Graduate School of Business.

John F. Anderson, manager of his own investments. Age 68. Mr. Anderson has been a director of the Company since 2003 and currently serves as a member of the Executive Committee, Compensation Committee and the Pension Committee. He holds a B.S. degree in Political Science from Stephen F. Austin State University. As a descendant of one of the Company’s founding families and having an active involvement in regional organizations, he provides the Board with local knowledge of and linkage to the area in which most of the Company’s employees and manufacturing facilities are located. His background as President of a property and casualty insurer provides experience in risk assessment and loss control to the Board.

Richard R. Stewart, formerly President and Chief Executive Officer of GE Aero Energy and an officer of General Electric Company from February 1998 to January 2007. Age 61. Mr. Stewart became a director of the Company in 2009. Mr. Stewart is a member of the Pension Committee and Audit Committee. He also served as Group President and a member of the Board of Directors for Stewart & Stevenson Service, Inc. Mr. Stewart currently serves on the boards of Kirby Corporation and Eagle Materials, Inc. Mr. Stewart also currently serves on the Audit Committee of Kirby Corporation. His experience with power transmission equipment and its application throughout the world provides the Board with a tremendous resource. In addition to operational experience, Mr. Stewart’s executive management positions have provided him with substantial experience in the preparation and review of financial results and reports. He received his B.B.A. in finance from the University of Texas in 1972.

The Class I Directors will serve until the 2013 Annual Meeting of Shareholders. Biographical information, including principal occupation and business experience during the last five years, for each Class II Director, is as follows:

John F. Glick, President and Chief Executive Officer of the Company. Age 58. Mr. Glick joined the Company in September 1994 as Vice President and General Manager of the Power Transmission Division. He also served as Vice President and General Manager of the Oilfield Division prior to being elected President. Prior to joining the Company, Mr. Glick served with Cameron Iron Works, Inc. and Cooper Industries, Inc. in senior management positions for a combined twenty years. Mr. Glick was elected President of the Company in 2007. He was also elected as a director in 2007 and CEO in 2008. He received a B.S. in Journalism from the University of Kansas in 1974 and graduated from the Harvard Graduate School of Business Program for Management Development in 1986.

John D. Hofmeister, formerly President and U.S. country chair for Shell Oil Company U.S., and formerly human resources group director for Royal Dutch/Shell Group in The Hague, Netherlands. Age 63. Mr. Hofmeister became a director of the Company in January 2010. Mr. Hofmeister is a member of the Compensation Committee and Nominating/Governance Committee. Mr. Hofmeister also currently serves on the Board of CAMAC Energy Inc., and Hunting Plc. Mr. Hofmeister is founder and CEO of Citizens for Affordable Energy Inc. In addition to his career with Shell Oil Company, he has served in executive management positions with Allied Signal, Inc., Northern Telecom, Inc. and the General Electric Company. Throughout his career Mr. Hofmeister has had global operational responsibilities, and as a former President of Shell, he had full responsibility for financial results and reports. This level of experience and responsibility will provide the

Company’s Board with a valuable resource. He received his B.A. and M.A. in Political Science from Kansas State in 1971 and 1973.

John H. Lollar, Managing Partner of Newgulf Exploration, L.P. since 1996. Age 72. Mr. Lollar was elected a director of the Company in 1997 and currently serves as Chairman of the Compensation Committee and as a member of the Audit Committee. Mr. Lollar was formally Chairman, President and CEO of Cabot Oil and Gas Corporation from 1992 to 1995, and President and COO of Transco Exploration Company from 1982 to 1992. He is also a director of Plains Exploration and Production Company, where he has served since 1995 and where he is a member of the Audit Committee and Chairman of the Compensation Committee. Mr. Lollar not only provides our Board with personal career credentials within the markets served by the Company, but he has also participated in the formulation of the Company’s current growth strategy, which has involved six acquisitions in addition to organic growth during his tenure as a director. Additionally, his full profit and loss responsibility as a CEO and six years as Chairman of the Audit Committee provides him with an experience platform to assess the Company’s risk, opportunity, credibility and strategic direction. Mr. Lollar received his B.S. in Geology from the University of Oklahoma in 1960 and his Masters in Business Administration from the University of Houston in 1965. He is a current member of the board of the Houston Chapter of the National Association of Corporate Directors.

Thomas E. Wiener, Attorney at law since 1968 to present. Age 70. Mr. Wiener became a director of the Company in 1987 and currently serves on the Executive Committee, Nominating/Governance Committee and Pension Committee. Mr. Wiener is a descendent of one of the Company’s founding families. His presence on the Board provides a historical link to the Company’s founders and the basic philosophy that has maintained the direction of the Company throughout its 108 year history. Mr. Wiener, his immediate family and the Wiener family are holders of a significant number of shares of the Company stock. His viewpoint as an individual investor brings a diverse and important voice to the Board. Additionally, Mr. Wiener’s legal background provides the Board with a focused point of view on regulatory and contractual issues. He received his B.A. from the University of Texas at Austin in 1962 and his Doctor of Jurisprudence with Honors from the University of Texas School of Law in 1968.

Board Committees

Executive Committee

The Board of Directors has a standing Executive Committee. The Executive Committee is comprised of Messrs. D. V. Smith, Chairman, J. F. Anderson, H. J. Trout, Jr. and T. E. Wiener. The purpose of the Executive Committee is to advise management during intervals between Board meetings.

Audit Committee

The Board of Directors has a separately-designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is currently comprised of Ms. S. V. Baer, Chairman, Messrs. J. H. Lollar, J. T. Jongebloed and R. R. Stewart. The Board of Directors has determined that S. V. Baer, J. H. Lollar, J. T. Jongebloed and R. R. Stewart are “audit committee financial experts” as defined by the Securities and Exchange Commission. Ms. S. V. Baer has served in several corporate executive positions, including Chief Financial Officer and Treasurer positions. Messrs. J. H. Lollar, J. T. Jongebloed and R. R. Stewart, in addition to serving as Chief Executive Officers of major corporations and organizations, have had financial education and training. All the members of the Audit Committee are independent (as independence is defined in Exchange Act Rule 10A-3(b)(1), as well as the independence requirements of NASDAQ Marketplace Rule 4200(a)(15)). The Audit Committee has a written charter adopted by the Board. It is available on the Company’s website at www.lufkin.com. The charter requires the Audit Committee to reassess and report to the Board on the adequacy of the charter on an annual basis.

The Audit Committee is, among other things, responsible for:

•	appointing, replacing, compensating and overseeing the work of the independent auditor;

•

reviewing the services proposed by the independent auditor for the coming year and approving in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor;

•	separately meeting with the independent auditors, the internal auditors and management with respect to the status and results of their activities;

•

reviewing with the Chief Executive Officer, the Chief Financial Officer, and the general counsel the Company’s disclosure controls and procedures and management’s conclusions about the efficiency of such disclosure controls and procedures;

•	reviewing, approving and discussing with management and the independent auditors the annual and quarterly financial statements, the annual report to stockholders, the Form 10-K and Form 10-Q; and

•	reviewing earnings and press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

The Audit Committee has the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and to retain outside legal, accounting or other consultants.

Compensation Committee

The Board of Directors has a standing Compensation Committee, which is currently comprised of Messrs. J. H. Lollar, Chairman, J. F. Anderson, and J. D. Hofmeister. The Compensation Committee is composed solely of directors who satisfy the criteria for independence under applicable law and NASDAQ Marketplace Rule 4200(a)(15) and who, in the opinion of the Board, are free of any relationship that would interfere with their exercise of independent judgment as members of the Compensation Committee.

The Compensation Committee is, among other things, responsible for:

•	making recommendations to the Board and to the boards of subsidiaries on all matters of policy and procedures relating to executive compensation;

•	establishing the Chief Executive Officer’s compensation level based on the Board’s performance evaluation of the Chief Executive Officer;

•	approving the compensation of the other executive officers and reviewing the succession plan relating to positions held by the other executive officers;

•	recommending to the Board and administering the incentive compensation plans and equity-based plans of the Company; and

•	reviewing and recommending the amount and method of compensation for members of the Board.

The charter of the Compensation Committee is available on the Company’s website at www.lufkin.com.

Pension Committee

The Board of Directors has a standing Pension Committee. The Pension Committee is currently comprised of Messrs. H. J. Trout, Jr., Chairman, J. F. Anderson, R. R. Stewart and T. E. Wiener and Ms. S. V. Baer. The purpose of the Pension Committee is to review the performance and administration of the Company’s pension plan.

The Pension Committee is, among other things, responsible for:

•	establishing a pension plan asset investment policy and monitor the plan’s asset allocation;

•	reviewing the quarterly results of the pension plan investments;

•	reviewing the quarterly investment allocations;

•	receiving a quarterly overview by the Plan Advisor of fund performance and any recommendations for other investment opportunities;

•	providing to the Plan Advisor any investment or allocation modifications to meet investment goals or comply with the investment policy;

•	insuring compliance with all applicable laws and regulations; and

•	reviewing pension benefits provided by the Company.

Nominating/Governance Committee

The Board of Directors has a standing Nominating/Governance Committee. The Nominating/Governance Committee is comprised of Messrs. J. T. Jongebloed, J. D. Hofmeister, H. J. Trout, Jr., and T. E. Wiener. Mr. Jongebloed served as Chairman of the committee until the February 2011 meeting, at which meeting Mr. Hofmeister was appointed Chairman. The Nominating/Governance Committee is composed solely of “independent directors” as defined in NASDAQ Marketplace Rule 4200(a)(15). The Nominating/Governance Committee’s primary purpose is to discharge the Board’s responsibility related to public policy matters, the development and implementation of a set of corporate governance principles, the identification of individuals qualified to become board members and the review of the qualifications and make-up of the Board membership.

The Nominating/Governance Committee is, among other things, responsible for:

•

reviewing and making recommendations to the Board concerning the appropriate size and composition of the Board, including candidates for election or re-election as directors, the criteria to be used for the selection of candidates for election as directors, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the composition and functions of the Board committees, and all matters relating to the development and effective functioning of the Board;

•	considering and recruiting candidates to fill positions on the Board;

•	considering nominees recommended by stockholders for election as directors;

•

reviewing and making recommendations to the Board of each Board committee’s membership and committee chairpersons, including, without limitation, a determination of whether one or more Audit Committee members qualifies as an “audit committee financial expert” in accordance with applicable law;

•	assessing and recommending overall corporate governance practices;

•	establishing the process for evaluating, and administering the evaluation of, the Board;

•

reviewing public issues identified by management and the Company’s efforts in addressing these public issues through research, analysis, lobbying efforts and participation in business and government programs;

•	reviewing and approving codes of conduct applicable to directors, officers and employees; and

•	reviewing the Company’s policy statement on stockholders’ rights plans and reporting any recommendations to the Board.

The charter of the Nominating/Governance Committee is available to shareholders on the Company’s website at www.lufkin.com.

Board Leadership Structure and Rationale

The Company’s leadership structure is lead by a Board of Directors currently comprised of ten members. The Chairman of the Board is not an officer or employee of the Company. The Company’s CEO/President is a member of the Board of Directors and is the only member of the Board who is employed by the Company. The CEO/President is not an assigned member of any of the Board’s five committees.

It has also been the policy of the Board to provide semiannual meetings of its independent directors. These scheduled meetings are private and confidential meetings held in conjunction with regular meetings of the Board. Agendas and topics discussed at these meetings are the responsibility of the Lead Director. The Board has agreed that the Lead Director will be the director who is elected Chairman of the Compensation Committee.

The Board has used this leadership structure during the past three years and has found that is has provided shared responsibility and has been responsive to business and shareholder requirements.

Board of Directors Risk Management Process

The Board of Directors provides the Company with risk oversight using three principle methods: (1) direct reporting on operations, (2) formal audit reviews, and (3) director outreach.

The most basic element of our risk management process is the establishment and maintenance of a group of professional managers to administer the day-to-day operations of the Company. Our managers are tasked with reporting any operational risks or uncertainties to their respective executive officers. Our executive officers oversee the daily business of the Company. Their experience in identifying risk and commitment to maintaining open communication with our directors provides the Board with a key defense in isolating and managing risk. Informal communication between the Board and executive officers is supplemented by regular business reports from the officers to the Board that identify and measure key business operations and values. The reports are prepared for both internal review as well as required public filings.

A second method of risk management used by the Board consists of both internal and external formal audit reviews. These audit reviews are intended to provide objective reports on financial results and controls to identify any deficiency, which may present a risk to the Company. The audit review process is supplemented by the Company’s employee “hotline” through which employees are able to report risk issues directly to the Audit Committee. Additionally, the Board utilizes several other professionals, such as compensation consultants, outside legal counsel, investment managers, insurance risk managers and independent actuaries, to provide objective expertise to both identify and manage different kinds of risk.

In addition to the two formal methods utilized by the Board to identify and manage risk, the Board also pulls on the collective resources of its members, by relying on each individual director to utilize their contacts and experience within the business community for the benefit of our shareholders. Each member has an accumulation of experience and contacts, which alerts them to business issues and concerns that may impact the Company. They bring these concerns and alerts to the attention of the full Board, where they are reviewed and given appropriate attention.

The Board relies on each of these methods to gather the information necessary to effectively identify and manage risk. The utility of these methods is further enhanced by the Board’s experienced leadership and effective management, which are the product of regular Board and committee meetings in which any matters of concern are openly reviewed and evaluated by members of the Board.

Directors’ Meetings and Compensation

During 2010, the Audit Committee had five meetings, the Compensation Committee had two meetings, the Executive Committee had zero meetings, the Pension Committee had four meetings, the Nominating/Governance

Committee had one meeting and the Board of Directors had seven meetings. During 2010, each continuing member of the Board of Directors attended 75% or more of the meetings of the Board of Directors and the committees of which he or she was a member. As required by NASDAQ Marketplace Rules, the Company’s independent directors have regularly scheduled executive sessions.

Total Meetings Held in 2011
Board of Directors	7
Audit Committee	5
Compensation Committee	2
Nominating/Governance Committee	1
Executive Committee	0
Pension Committee	4

During 2010, in addition to the $36,000 annual retainer for non-employee directors, non-employee directors also received $1,500 for each meeting of the Board of Directors and $1,500 for each committee meeting that they attended, with the exception of Audit Committee meetings, for which they were paid $2,000 for each meeting. In 2010, the Audit Committee Chairman received a retainer of $12,000, the Compensation Committee Chairman received a retainer of $8,000, and the Pension Committee and Nominating/Governance Committee Chairmen each received a retainer of $4,000. In addition, each non-employee director receives a 10,000 share stock option grant on the date of his initial election to the Board of Directors and a grant of options to purchase 2,000 shares each year thereafter as long as he or she continues on the Board.

Director Attendance at Company Annual Meetings

It is the policy of the Company’s Board of Directors that directors are strongly encouraged to attend all annual shareholder meetings. In 2010, all directors attended the Annual Meeting of Shareholders.

Code of Ethics for Senior Financial Officers of the Company

For years, the Company has had policies regarding conflicts of interest and securities law compliance. The Company has also adopted a Code of Ethics for Senior Financial Officers of the Company that reflects these longstanding policies and contains additional policy initiatives. The Company requires all of its senior financial officers, including the Company’s principal executive officer, principal financial officer and principal accounting officer, to adhere to the Code of Ethics for Senior Financial Officers of the Company in addressing the legal and ethical issues encountered in conducting their work. The Code of Ethics for Senior Financial Officers of the Company requires that senior financial officers avoid conflicts of interest, comply with securities laws and other legal requirements and conduct business in an honest and ethical manner. The Company conveys to its senior financial officers both their obligations and responsibilities under, and the importance of, the Code of Ethics for senior financial officers of the Company.

The Company has established procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company has also adopted a written Code of Conduct that is applicable to all employees of the Company, including the Senior Financial Officers, and all directors. The Company has made available to stockholders the Code of Ethics for Senior Financial Officers of the Company and the Code of Conduct on its website at www.lufkin.com, or a copy can be obtained by writing to the Company Secretary, P.O. Box 849, Lufkin, Texas 75902. Any amendment to, or waiver from, the Code of Ethics for Senior Financial Officers of the Company or the Code of Conduct will be disclosed in a current report on Form 8-K within four business days of such amendment or waiver, as required by the NASDAQ Marketplace Rules.

Shareholder Communications with the Board

Any shareholder wishing to communicate with the Board of Directors may do so by writing to the Board of Directors at P.O. Box 849, Lufkin, Texas 75902. Any shareholder communication so addressed, unless clearly of a marketing nature, will be delivered unopened to the director to whom it is addressed or to the Chairman of the Board if addressed to the Board of Directors.

INFORMATION ABOUT CURRENT EXECUTIVE OFFICERS

The following information is submitted with respect to the executive officers of the Company:

Name	Position with Company	Age	Executive Officer Since
J. F. Glick	President & Chief Executive Officer	58	1994
C. L. Boone	Vice President/Treasurer/Chief Financial Officer	42	2008
S. H. Semlinger	Vice President—Manufacturing Technology	57	1991
P. G. Perez	Vice President/General Counsel & Secretary	65	1996
T. L. Orr	Vice President—Power Transmission	65	2007
M. E. Crews	Vice President—Oilfield	54	2008
B. J. Gifford	Vice President of Human Resources	55	2010

There is no family relationship, either by blood, marriage or adoption, among any directors, director nominees or executive officers of the Company.

All of the executive officers of the Company, with the exception of Mr. Gifford, Mr. Crews, Mr. Boone and Mr. Orr, have been employed by the Company for more than five years in the same or similar positions. Effective September 20, 2010, Mr. Gifford was named Vice President of Human Resources. Prior to joining the Company, Mr. Gifford was employed by Extreme Coil Drilling Corporation in Houston, Texas, as Corporate Director of Human Resources, and was the owner of an executive search corporation. Mr. Gifford also held management positions with Schlumberger and ENSCO International. Effective January 21, 2008, Mr. Crews was named Vice President and General Manager of the Oil Field Division. Prior to joining the Company, Mr. Crews was employed by Cameron International Corporation in Houston, Texas, as Vice President, Technology. Effective May 8, 2008, Mr. Boone was elected as Vice President, Treasurer and Chief Financial Officer. Mr. Boone has been employed with the Company since January 1993. Prior to becoming the Company’s Vice President, Treasurer and Chief Financial Officer, Mr. Boone served as the Company’s Corporate Controller from August 1999 until May 2008. Effective September 5, 2007, Mr. Orr was appointed as Vice President and General Manager of the Power Transmission Division. Mr. Orr has been employed by the Company since August 1976. Prior to becoming the Company’s Vice President and General Manager of the Power Transmission Division, Mr. Orr served as the Company’s Director of Sales and Marketing for the Power Transmission Division from December 1996 until September 2007. The executive officers of the Company serve at the request of the Board of Directors of the Company. The term of office for all executive officers expires at the next annual meeting of the Board of Directors of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objective. Our senior management compensation objective is to provide a market competitive package that will attract and retain experienced professionals. In 2010, the compensation package for our executive officers included a base salary, an annual variable cash award and a long-term equity component. Our view is that such a package is customary for a manufacturing executive, as it provides a market competitive salary and also aligns the executive’s economic interest with that of our shareholders. Furthermore, the three part executive compensation package forms the foundation of a prospective executive’s job offer. It relates the value and level of responsibility of the position at Lufkin Industries. The three part package also aligns with market measurements for comparable executives.

Compensation Rationale. The total compensation of our executive officers is determined by taking into account the following the factors: (1) the prevailing market for comparable positions, (2) our financial results and (3) an assessment by the Compensation Committee of an executive’s impact on those results, in order to supplement and balance the statistical elements of compensation. These three factors play important roles in the interpretation of compensation data and assessment of individual performance. Each member of the Compensation Committee considers these factors during their deliberations. There is no specifically assigned weight placed on each factor, in order to provide the Compensation Committee with maximum flexibility to appropriately evaluate value, performance and cost. However, the Compensation Committee does consider all three factors in determining total compensation for each executive officer.

The first factor in assessing total compensation is the determination of the prevailing market for comparable positions. This responsibility is placed on our compensation consultant, Frederic W. Cook & Co., which was retained directly by the Compensation Committee to provide relevant compensation information and to provide recommendations as requested. A peer group of energy and manufacturing companies (as described below) was established, in order for the consultant to determine the market. Once the market data was established the consultant was able to determine the Company’s position relative to the peer group. From the Company’s position in the peer group, the consultant recommended adjustments that would place executives at the Company’s 50th percentile target. The Compensation Committee weighs the consultant’s recommendation along with the other two factors. In 2010, the compensation consultant did not provide the Company with any non-executive compensation related services.

The second factor considered by the Compensation Committee is the Company’s financial result for 2010, as determined by the Company’s performance compared to a pre-established corporate operating target. The established corporate operating target for 2010 was net earnings of $ 41.2 million. Based upon the Company’s net earnings of $43.8 million, the Compensation Committee determined that we attained the 2010 corporate operating target.

The third factor used by the Compensation Committee in determining total compensation is their assessment of the executive’s impact on corporate and/or a division’s operating results. This individual assessment is primarily subjective, but the basis for the judgment takes into consideration objective results, such as a division’s operating results. Executives with corporate responsibilities are assessed on how they support and impact total operations as well as the attainment of the corporate operating target. The Compensation Committee interacts personally with, and receives reports from, officers on a quarterly basis. Additionally, the CEO provides feedback to the Compensation Committee on the work product of each officer throughout the year.

Peer Group Comparison. In September 2010, the Compensation Committee engaged Frederic W. Cook & Co., Inc. as a compensation consultant to provide a senior executive compensation analysis for 2010. The consultant prepared a compensation analysis based upon an evaluation of fourteen energy or manufacturing companies with revenues ranging from approximately $329 million to $1.15 billion. Subsequently, based on the revenues and markets of the identified companies, the consultants believed that both reports reflected an appropriate market sample for Lufkin’s CEO and senior management executives. The peer group and the relationship of Lufkin Industries, Inc. to that group are illustrated as follows:

Competitive Comparisons

Peer Group Rankings

Competitive comparisons are made to fourteen companies that are competitors for labor and/or capital, and are of broadly similar size as measured by revenues.

This group is the same as that used last year for executive pay and performance comparisons.

Latest Available Four Quarters ($ millions)

Revenues

Complete Production	$1,151
Key Energy Services	$1,025
RPC	$751
Parker Drilling	$671
Matrix Services	$636
Lufkin (2010 est.)	$625
Newpark Resources	$596
Global Industries	$579
Basic Energy Services	$571
Dril-Quip	$564
Robbins & Myers	$561
Allis-Chalmers Energy	$548
Lufkin (last 4 qts)	$524
Carbo Ceramics	$417
ION Geophysical	$388
Tesco	$329

Source: Standard & Poor’s Compustat.

Compensation Committee Schedule. At the November 2010 meeting, the Compensation Committee reviewed the total compensation for executive officers of the Company and non-employee members of the Board of Directors. Stock options granted at this meeting to officers were based upon the Company’s closing stock price of $50.57 on the day of the meeting. Stock options for directors were granted on the day of the 2010 Annual Meeting of Shareholders, which was held on May 5, 2010. Historically, the Compensation Committee’s November meeting is scheduled on the first Tuesday of the month.

The Compensation Committee’s annual compensation review process called for a review of the CEO’s performance and total compensation at the February 2011 meeting. Also reviewed at this meeting was the annual variable cash compensation for the other executive officers. Stock options granted to the CEO at the February meeting were based upon the Company’s stock price of $65.69 on the day of the meeting. This meeting has historically been scheduled for the second Tuesday in February.

Named Executive Officers. For the fiscal year ending December 31, 2010, the Company’s named executive officers include:

•	Mr. John F. Glick, who served as the Company’s President throughout fiscal year 2010 and was elected as the Company’s Chief Executive Officer effective March 1, 2008;

•	Mr. Christopher L. Boone, who served the Company as Vice President/Treasurer and Chief Financial Officer throughout fiscal year 2010;

•	Mr. Mark E. Crews, who served the Company as a Vice President throughout fiscal year 2010;

•	Mr. Paul G. Perez, who served the Company as a Vice President and as Secretary and General Counsel throughout fiscal year 2010; and

•	Mr. Terry L. Orr, who served the Company as a Vice President throughout fiscal year 2010.

Base Pay. The Compensation Committee believes that base pay is the component that provides the foundation for the total compensation package. Our success in recruiting and retaining senior executives in our industry is partly attributed to targeting base pay to the 50th percentile of our peer group. Although the Compensation Committee examines the market data of the peer group, the extensive business experience of the individual members provides them with the judgment to evaluate and adjust an individual’s base pay to reflect his or her performance. After reviewing the available market data, financial performance and individual performance, the Compensation Committee determined at the February 2011 meeting to increase Mr. Glick’s annual base compensation from $520,000 to $600,000. At the November 2010 meeting, Mr. Boone’s base was increased by 8.5%, Mr. Crews’ base was increased by 6.9%, Mr. Perez’s base was increased by 3.92 % and Mr. Orr’s base was increased by 4.44%. By increasing the base rate for Messrs. Boone and Orr, the Compensation Committee’s sought to keep these positions competitive with the peer group’s 50th percentile.

Bonus. The Compensation Committee believes that the bonus component of total compensation should be used to incentivize executives to meet and exceed their financial objectives and to align their interests with those of our shareholders. When our shareholders are rewarded with increases in their dividends and the value of their stock, senior managers are provided bonuses that reflect the level of success. Recommended target levels for senior officer bonuses have also been provided by the Compensation Committee’s consultant. At the present time the President’s target is 58% of base pay and the Vice Presidents’ target is 50% of base pay. The Compensation Committee believes these individuals could attain the target bonus with satisfactory performance, attainment of personal objectives and a major contribution to the Company’s financial results. At the February 2011 meeting, the Compensation Committee determined that a bonus would not be paid to anyone unless the Company’s financial results exceeded a 9% return on equity for operational earnings. For 2011, the Compensation Committee determined that additional review and analysis would be required before it established a target and performance objectives that would challenge Mr. Glick in 2011.

Equity Compensation. Equity compensation grants of nonqualified stock options pursuant to the Lufkin Industries, Inc. Incentive Stock Compensation Plan 2000 have historically been the primary form of equity compensation awarded by the Compensation Committee. While the Compensation Committee is aware of the increased use of other forms of equity compensation, the Compensation Committee believes that shareholders are best served through the use of nonqualified stock options because the executives benefit under this form of equity compensation only after the value of the Company’s stock is increased beyond the options’ grant price. The Compensation Committee reviews this philosophy annually and believes that competitive compensation through nonqualified stock options still serves the best interests of the shareholders. The Compensation Committee’s process for determining the number of stock options for each executive begins with a review of the peer group’s methods of delivery of equity to executives. Share dilution is then examined to determine the Company’s place in the peer group and the annual run rate within the group. In both comparisons, Lufkin’s position is well within the peer benchmarks. The Compensation Committee then reviews the shareholder value transfer calculation and stock option recommendations of the consultant. The final recommendation reviewed by the Compensation Committee is submitted by the CEO, who weighs each officer’s experience, level of responsibility and subjective value for teamwork and other contributions toward annual results. Based on these factors, the Compensation Committee approved stock options grants to executives in the amounts reported in this proxy.

CEO Compensation Analysis. Taking into consideration the three factors described above, at the February 2010 meeting, the Compensation Committee concluded that Mr. Glick’s leadership and business judgment were an important factor in the Company’s strategic planning and financial performance. After reviewing and evaluating the peer group compensation data, the Compensation Committee analyzed the Company’s business results and strategic achievement and the contribution they believed Mr. Glick made toward the attainment of those results. As a result, the Compensation Committee determined that Mr. Glick’s total direct cash compensation package for 2010 was $1,220,000. This compensation package contained base salary payments totaling $520,000 and a cash bonus of $700,000. The Compensation Committee believed that the CEO’s total cash compensation for 2010 would place him below the 50th percentile of the Company’s peer group. The companies in the peer group used for comparison were primarily matched for revenue, product mix, markets, and business units. The final element of the CEO’s 2010 compensation package was the award of 75,000 stock options with a grant price of $32.23. This award has a value of $980,250. The option grant price for the CEO was determined by the stock’s closing price of $32.23 on the day of the Compensation Committee’s February 2010 meeting. The total CEO compensation for 2010 of base salary, bonus and stock options is valued at $2,200,250. This amount places Mr. Glick’s total compensation between the 50th and 75th percentile in our peer group. The Compensation Committee concluded that this total was appropriate given the Company’s results and Mr. Glick’s contribution in the attainment of the Company’s results.

At the February 2011 meeting, the Compensation Committee reviewed the Company’s internal salary plan. The Compensation Committee determined that Mr. Glick’s base salary will be $600,000 effective January 1, 2011. Additionally, the Compensation Committee granted Mr. Glick a stock option award of 75,000 stock options with a grant price of $65.69. This award has a value of $1,823,250. The stock option grant value was determined by the stock’s closing price on the day of the Compensation Committee’s February 2011 meeting.

Officer Compensation Analysis. In assessing officer compensation, the Compensation Committee considers the same three factors used in the CEO analysis. However, for officers, the Compensation Committee also requests a compensation recommendation from the CEO and a supporting performance explanation. The consultant’s market data comparison is closely reviewed and evaluated. Examples of criteria used to measure the officers responsible for business units are revenue, net income and bookings. Officers with corporate responsibilities are measured based on total corporate operating results along with their attainment of individual financial and administrative objectives. The CEO’s recommendation on compensation is discussed by the Compensation Committee in relation to the peer group market data, the Company’s financial results and the Compensation Committee’s own evaluation of each officer’s performance. At the February 2010 meeting, the Compensation Committee utilized the CEO’s recommendation and its own analysis in deciding not to award cash bonuses to the named executive officers for fiscal year 2009.

At the November 2010 meeting, the Compensation Committee reviewed the market data provided by its consultant and the CEO’s recommendations and made adjustments to base pay and awarded long-term incentive grants of non-qualified stock options, each as reflected in the table below. Historically, the Compensation Committee has relied on consultants to determine the number of stock option grants for senior executives. In 2010, the Compensation Committee elected to grant options to senior executives in order to reflect the corporate operating target and to incentivize the executives to focus on shareholder value. These grants are consistent with the Compensation Committee’s belief that the executive only benefits if the shareholder is rewarded with an increase in the value of their shares.

Name	From	To	Options Granted	Grant Price
C. L. Boone	$235,000	$255,000	25,000	$50.57
M. E. Crews	$290,000	$310,000	30,000	$50.57
T. L. Orr	$225,000	$235,000	25,000	$50.57
P. G. Perez	$255,000	$265,000	22,000	$50.57

Severance Benefits. Severance benefits for senior management reflect the fact that, in the event that a senior executive leaves the Company, it may be difficult to find comparable employment within a short period of time and are designed to separate the Company from the former employee as soon as practicable. Messrs. Glick and

Perez are also party to employment agreements, which provide for continued salary and benefits under certain conditions.

Where an employee’s termination is without “cause” or the employee terminates employment for “good reason,” our severance plan provides for benefits of (i) two to three years of base salary and previous year’s bonus for the CEO and (ii) one to two years of base salary and previous year’s bonus for other executive officers. The Company also continues health and other insurance benefits for the same period. The Company also accelerates the vesting of equity compensation. In addition, a terminated employee is entitled to receive any benefits that he otherwise would have been entitled to receive under the Company’s 401(k) plan, pension plan and supplemental retirement plan, although those benefits are not increased or accelerated. When an employee is entitled to severance benefits under traditional severance provisions and change-in-control provisions as discussed under the heading “Change-in-Control,” he or she receives the larger of the two amounts.

Based upon a hypothetical termination date of December 31, 2010, the severance benefits for the named executive officers would have been as follows:

Name	Base Salary ($)	Bonus	Healthcare and Other Insurance Benefits ($)	Pension Payment	Total ($)
J. F. Glick	1,560,000	2,124,000	125,435	16,458	3,825,893
C. L. Boone(1)	—	—	—	—	—
P. G. Perez	406,185	437,143	39,288	50,193	932,809
M. E. Crews(1)	—	—	—	—	—
T. L. Orr(1)	—	—	—	—	—

(1)	Mr. Boone, Mr. Crews and Mr. Orr do not have employment agreements with the Company. They all have a change-in-control agreements with the Company.

Retirement Plans. The Company maintains a noncontributory defined benefit pension plan covering substantially all U. S. based employees, including its executive officers. The Company’s Retirement Plan for Employees (the “Qualified Plan”) is a defined benefit plan, qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”), which provides benefits based on an employee’s years of service and covered compensation. The benefits are based on the average of the highest five consecutive years of covered compensation received during the last ten years of service. “Covered compensation” consists of salary and bonus. Benefits are estimated on straight-life annuity computations and reflect offsets for primary Social Security benefits. Under the Code, the maximum annual amount of compensation that can be awarded/paid by a tax-qualified plan is $220,000, subject to annual adjustments. In addition, the Code limits the maximum aggregate amount of benefits that may be paid under such a plan. Accordingly, the Company has adopted an unfunded, nonqualified pension plan (“the Pension Restoration Plan”) to provide supplemental retirement benefits to covered executives. The Pension Restoration Plan benefit is based on the same benefit formula for the Qualified Plan except that it does not limit the amount of a participant’s annual compensation or maximum aggregate benefit. The benefits calculated under the Pension Restoration Plan are offset by the participant’s benefit payable under the Qualified Plan. Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the employee retires. Directors who are not, or who have not been, employees of the Company are not entitled to benefits under the plans. The years of credited service for our named executive officers are: Mr. Glick, 16 years; Mr. Perez, 17 years; Mr. Boone, 18 years, Mr. Orr, 34 years and Mr. Crews, 3 years.

Change-in-Control. Our senior management and other employees helped to build Lufkin Industries, Inc. into the successful enterprise it is today and continue to serve the Company with their dedication and leadership. As a result, we believe that it is important to protect them in the event of a change-in-control. Further, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with theirs, and providing change-in-control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change-in-control transactions that may be in the best interest of shareholders. Each of our named executive officers is party to a severance agreement, pursuant to which they are entitled pay and benefits under certain conditions. The cash components of any change-in-control benefits are paid lump-sum and are based upon a multiple of base salary and maximum bonus as follows:

Multiple
Chief Executive	3 times
Vice President	2 times

In the event of a change-in-control, the Company will also continue health and other insurance benefits for between two and three years (corresponding to termination benefits) and immediately vest all equity compensation. In addition, terminated employees would be entitled to receive any benefits that they otherwise would have been entitled to receive under our 401(k) plan, pension plan and supplemental retirement plan, although those benefits are not increased or accelerated. The Company believes that these levels of benefits are consistent with the general practice among our peers.

Because certain benefits may be subject to the so-called “parachute” tax imposed by Section 280G of the Code, the Company has agreed to reimburse the CEO and the executive officers any taxes imposed as a result of change-in-control benefits. All change-in-control benefits are “single trigger,” meaning that the executive will be entitled to such benefits following a change-in-control, even if such executive is not terminated.

Based upon a hypothetical termination date of December 31, 2010, the change-in-control benefits for the named executive officers would have been as follows:

Name	Base Salary ($)	Bonus	Healthcare and Other Insurance Benefits ($)	Fair Market Value of Accelerated Equity Compensation ($)	Pension Payment	Tax Gross Up ($)	Total ($)
J. F. Glick	1,560,000	2,124,000	125,435	—	1,114,695	620,963	5,545,092
C. L. Boone	476,154	430,000	31,945	24,878	97,385	194,888	1,255,250
P. G. Perez	513,076	510,000	39,288	—	267,594	211,007	1,540,965
M. E. Crews	586,154	580,000	42,927	408,100	—	240,039	1,857,220
T. L. Orr	453,078	380,000	35,586	200,850	—	188,153	1,257,667

For purposes of these benefits, a change-in-control is deemed to occur, in general, if (a) a shareholder or group of shareholders acquire 20% or more of Lufkin Industries, Inc.’s common stock or (b) 25% or more of the directors in office were not nominated for initial election to the board of directors by directors who were in office at the time of their nomination.

Perquisites and Other Benefits. The Compensation Committee annually reviews the perquisites that senior management receives. Additionally, the Company is informed by our compensation consultants on perquisites provided by other peer companies. As a result of this review, the Compensation Committee has reported the value of perquisites which exceed the report threshold.

While the Company permits the CEO to use the Company’s jet for personal use, during 2010, Mr. Glick did not use the Company’s jet for personal use.

COMPENSATION COMMITTEE REPORT

No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report of the Compensation Committee shall not be deemed “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE LUFKIN INDUSTRIES, INC. BOARD OF DIRECTORS:

J. H. Lollar, Chairman

J. F. Anderson

J. D. Hofmeister

Compensation of Executive Officers

The following table sets forth information regarding total compensation for the named executive officers:

SUMMARY COMPENSATION TABLE

Fiscal Year-End December 31, 2010

Name And Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

John F. Glick	2010	520,000	700,000	—	980,250	—	397,888	6,576	2,604,714
President and	2009	520,000	—	—	460,600	—	550,845	12,005	1,543,450
Chief Executive Officer	2008	473,077	708,000	—	720,750	—	220,222	8,663	2,130,712

Christopher L. Boone(3)	2010	238,077	229,500	—	452,750	—	74,488	4,494	999,309
Vice President, Treasurer and	2009	218,077	—	—	254,210	—	75,286	4,774	552,347
Chief Financial Officer	2008	171,004	215,000	—	157,200	—	27,327	3,975	574,506

Paul G. Perez	2010	256,538	238,500	—	398,420	—	206,719	5,294	1,105,471
Vice President, Secretary and	2009	255,000	—	—	254,210	—	324,889	5,289	839,388
General Counsel	2008	242,308	255,000	—	157,200	—	230,886	4,945	890,339

Terry L. Orr(4)	2010	226,539	165,000	—	452,750	—	176,027	5,656	1,025,972
Vice President	2009	212,308	—	—	277,320	—	367,770	9,953	867,351
	2008	193,077	190,000	—	176,850	—	188,966	6,743	755,636

Mark E. Crews(5)	2010	293,077	279,000	—	543,300	—	47,908	4,804	1,168,089
Vice President	2009	290,000	—	—	323,540	—	60,174	5,824	679,538
	2008	256,154	290,000	—	486,600	—	19,949	4,411	1,057,115

(1)	Annual bonus amounts are earned and accrued during the years indicated, and paid in the first quarter of the following year.

(2)	Amounts reported are equity awards at aggregate grant date fair value (in accordance with FASB ASC Topic 718). Amounts were granted during the fiscal year.

(3)	Mr. Boone was elected as Chief Financial Officer on May 7, 2008 by the Board of Directors.

(4)	Mr. Orr was elected as an officer effective September 5, 2007.

(5)	Mr. Crews was elected as an officer effective January 21, 2008.

The following table sets forth certain information concerning options granted to named executive officers during 2010.

GRANTS OF PLAN-BASED AWARDS

Fiscal Year-End December 31, 2010

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock & Option Awards (3)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(1)	Maximum (#)
John F. Glick(4)	2/9/2010	—	—	—	—	75,000	—	—	—	$32.23	$980,250
Christopher L. Boone(5)	11/2/2010	—	—	—	—	25,000	—	—	—	$50.57	$452,750
Paul G. Perez(5)	11/2/2010	—	—	—	—	22,000	—	—	—	$50.57	$398,420
Terry L. Orr(5)	11/2/2010	—	—	—	—	25,000	—	—	—	$50.57	$452,750
Mark E. Crews(5)	11/2/2010	—	—	—	—	30,000	—	—	—	$50.57	$543,300

(1)	The options were granted pursuant to our Incentive Stock Compensation Plan 2000, for a term of ten years subject to earlier termination in certain events related to termination of employment. No consideration was paid by the executive officer for such award.

(2)	The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(3)	The grant date fair value of these awards, calculated in accordance with FAS 123R, is based on a closing price of the Company’s common stock on the date of grant.

(4)	Options granted are exercisable in 25% increments on February 9, 2011, 2012, 2013 and 2014. The Company had a 2-for-1 stock dividend, effective June 1, 2010. Original options granted were 37,500 at an exercise price of $64.46 per share.

(5)	Options granted are exercisable in 25% increments on November 2, 2011, 2012, 2013 and 2014.

The “Equity Compensation,” “CEO Compensation” and “Officer Compensation” sections of the Compensation Discussion and Analysis provide information regarding the granting of stock option awards to the Company’s CEO and executive officers.

For information regarding material terms of employment agreements for the Company’s executive officers, please refer to the Compensation Discussion and Analysis included in this Proxy Statement.

The following table sets forth certain information with respect to the named executive officers concerning options outstanding as of December 31, 2010.

OUTSTANDING EQUITY AWARDS

Fiscal Year-End December 31, 2010

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John F. Glick(1)	—	37,500	—	$27.695	02/11/2018	—	—	—	—
	—	52,500	—	$18.060	02/09/2019	—	—	—	—
	—	75,000	—	$32.230	02/08/2020	—	—	—	—
Christopher L. Boone(1)	750	750	—	$29.220	11/05/2017	—	—	—	—
	—	8,000	—	$27.635	11/03/2018	—	—	—	—
	—	16,500	—	$28.915	11/02/2019	—	—	—	—
	—	25,000	—	$50.570	11/01/2020
Paul G. Perez(1)	—	4,374	—	$29.220	11/05/2017	—	—	—	—
	—	8,000	—	$27.635	11/03/2018	—	—	—	—
	—	16,500	—	$28.915	11/02/2019	—	—	—	—
	—	22,000	—	$50.570	11/01/2020	—	—	—	—
Terry L. Orr(1)	—	2,900	—	$29,220	11/05/2017	—	—	—	—
	—	9,000	—	$27.635	11/03/2018	—	—	—	—
	6,000	18,000	—	$28.915	11/02/2019	—	—	—	—
	—	25,000	—	$50.570	11/01/2020	—	—	—	—
Mark E. Crews(1)	—	15,000	—	$27,870	01/20/2018	—	—	—	—
	5,000	10,000	—	$27.635	11/03/2018	—	—	—	—
	7,000	21,000	—	$28.915	11/02/2019	—	—	—	—

(1)	Options granted on 2/12/2008, 2/10/2009, 2/9/2010, 10/31/2006, 11/6/2007, 1/21/2008, 11/4/2008, 11/3/2009 and 11/2/2010 vest in 25% increments on the first, second, third and fourth anniversary and expire on the date shown under the “Option Expiration Date” column above, which is the day before the tenth anniversary of the grant date.

The following table sets forth certain information with respect to stock options exercised by named executive officers during 2010.

OPTION EXERCISES AND STOCK VESTED

Fiscal Year-End December 31, 2010

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John F. Glick	57,850	1,675,800	—	—
Christopher L. Boone	20,250	483,414	—	—
Paul G. Perez	52,375	1,045,815	—	—
Terry L. Orr	24,450	589,980	—	—
Mark E. Crews	10,000	333,210	—	—

The following table sets forth certain information with respect to pension benefits payable to named executive officers as of December 31, 2010.

PENSION BENEFITS

Fiscal Year-End December 31, 2010

Name	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John F. Glick	Qualified Plan	16.333	549,409	—
	Pension Restoration Plan	16.333	1,048,700	—
Christopher L. Boone	Qualified Plan	17.917	204,899	—
	Pension Restoration Plan	17.917	39,809	—
Paul G. Perez	Qualified Plan	17.500	812,891	—
	Pension Restoration Plan	17.500	561,238	—
Terry L. Orr	Qualified Plan	34.333	1,248,999	—
	Pension Restoration Plan	34.333	260,824	—
Mark E. Crews	Qualified Plan	2.917	80,220	—
	Pension Restoration Plan	2.917	47,811	—

The “Retirement Plan” section of the Compensation Discussion and Analysis provides additional information regarding the Company’s pension benefit plans.

The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to named executive officers as of December 31, 2010.

NONQUALIFIED DEFERRED COMPENSATION

Fiscal Year-End December 31, 2010

Name		Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE
John F. Glick	401 (k) Restoration Plan	108,468	2,220	134,763	—	1,059,578
Christopher L. Boone	401 (k) Restoration Plan	—	—	—	—	—
Paul G. Perez	401 (k) Restoration Plan	—	—	34,789	—	222,253
Terry L. Orr	401 (k) Restoration Plan	38,718	—	10,633	—	259,585
Mark E. Crews	401 (k) Restoration Plan	29,366	—	1,331	—	70,474

(1)	Amounts are included in the Summary Compensation Table under the “Salary” column.

(2)	Amounts are included in the Summary Compensation Table under the “All Other Compensation” column.

Lufkin Industries, Inc.’s 401(k) Restoration Plan

The Company has adopted an unfunded, nonqualified deferred compensation plan to provide supplemental retirement savings benefits to covered executives. This plan is based on the same investment options, Company contribution limits and participant contribution limits as the Company’s qualified 401(k) plan, except that it does not limit the amount of a participant’s annual compensation or maximum aggregate benefit. The benefits calculated under the 401(k) Restoration Plan are offset by the participant’s calculated benefit under the qualified 401(k) plan.

For information regarding potential payments to our named executive officers upon termination of a change-in-control, please see the “Severance Benefits” and “Change-in-Control” sections of the Compensation Discussion and Analysis included in this Proxy Statement.

The following table provides information on Lufkin Industries, Inc.’s compensation for non-employee directors in 2010.

DIRECTOR COMPENSATION

Fiscal Year-End December 31, 2010

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
John F. Anderson(5)	54,000	—	69,797	—	—	—	123,797
Suzanne V. Baer(6)	71,500	—	69,797	—	—	—	141,297
John D. Hofmeister(7)	48,000	—	399,929	—	—	—	447,929
James T. Jongebloed(8)	60,000	—	69,797	—	—	10,539	140,336
John H. Lollar(9)	68,500	—	69,797	—	—	—	138,297
Bob H. O’Neal(10)	30,500	—	—	—	—	—	30,500
Douglas V. Smith(11)	65,500	—	69,797	—	—	—	135,297
Richard R. Stewart(12)	59,000	—	69,797	—	—	—	128,797
Howard J. Trout, Jr.(13)	58,000	—	69,797	—	—	—	127,797
Thomas E. Wiener(14)	54,000	—	69,797	—	—	—	123,797

(1)	Non-employee directors receive an annual retainer of $36,000, Board meeting fees of $1,500 per meeting and committee meeting fees of $1,500 per meeting ($2,000 for each Audit Committee meeting). Additionally, the Chairman of the Audit Committee receives a $12,000 retainer; the Compensation Committee Chairman receives a $8,000 retainer; and the Pension Committee and Nominating/Governance Committee Chairmen each receive a $4,000 retainer.

(2)	Amounts reported are equity awards at aggregate grant date fair value (in accordance with FASB ASC Topic 718). Amounts were granted during the fiscal year. Shares and amounts are split adjusted due to 2-for-1 stock dividend effective on June 1, 2010.

(3)	All Other Compensation disclosed for Mr. Jongebloed includes:

Incremental Costs for Personal Use of Company Plane(4)	$10,539

(4)	The incremental cost of personal use of the Company aircraft includes the cost of trip related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, engine restoration costs, hanger or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate the Company aircraft (e.g. aircraft purchase costs, depreciation, maintenance not related to personal trips, and flight crew salaries) are not included. In addition, the incremental tax loss of use of the plane has been included. The Company’s plane is a Cessna Citation Encore. Amounts were benchmarked against indicated variable costs per hour reported by Conklin & de Decker Associates, Inc. against a similar type plane.

(5)	Mr. Anderson had an aggregate of 20,000 stock options outstanding. These stock options consist of: (i) 4,000 at an exercise price of $33.115, to expire on May 2, 2016; (ii) 4,000 at an exercise price of $32.205, to expire on May 1, 2017; (iii) 4,000 at an exercise price of $37.55, to expire on May 6, 2018; (iv) 4,000 at an exercise price of $19.525, to expire on May 5, 2019; and (v) 4,000 at an exercise price of $39.86, to expire on May 4, 2020.

(6)

Ms. Baer had an aggregate of 40,000 stock options outstanding. These stock options consist of: (i) 20,000 at an exercise price of $24.02, to expire on August 2, 2015; (ii) 4,000 at an exercise price of $33.115, to expire on May 2, 2016; (iii) 4,000 at an exercise price of $32.205, to expire on May 1, 2017; (iv) 4,000 at an exercise price of $37.55, to expire on May 6, 2018; (v) 4,000 at an exercise price of $19.525, to expire on May 5, 2019; and (vi) 4,000 at an exercise price of $39.86, to expire on May 4, 2020.

(7)	Mr. Hofmeister had an aggregate of 24,000 stock options outstanding. These stock options consist of: (i) 20,000 at an exercise price of $37.215, to expire on January 3, 2020; and (ii) 4,000 at an exercise price of $39.86, to expire on May 4, 2020.

(8)	Mr. Jongebloed had an aggregate of 24,000 stock options outstanding. These stock options consist of: (i) 4,000 at an exercise price of $15.325, to expire on May 4, 2015; (ii) 4,000 at an exercise price of $33.115, to expire on May 2, 2016; (iii) 4,000 at an exercise price of $32.205, to expire on May 1, 2017; (iv) 4,000 at an exercise price of $37.55, to expire on May 6, 2018; (v) 4,000 at an exercise price of $19.525, to expire on May 5, 2019; and (vi) 4,000 at an exercise price of $39.86, to expire on May 4, 2020.

(9)	Mr. Lollar had an aggregate of 11,400 stock options outstanding. These stock options consist of: (i) 2,000 at an exercise price of $15.325, to expire on May 4, 2015; (ii) 4,000 at an exercise price of $37.55, to expire on May 6, 2018; (iii) 1,400 at an exercise price of $19.525, to expire on May 5, 2019; and (iv) 4,000 at an exercise price of $39.86, to expire on May 4, 2020.

(10)	Mr. O’Neal retired from the Board on May 5, 2010.

(11)	Following Mr. Smith’s retirement as Chief Executive Officer in 2008, he continues to serve as the Chairman of the Board of Directors. Mr. Smith had an aggregate of 79,000 stock options outstanding. These stock options consist of: (i) 75,000 at an exercise price of $27.695, to expire on February 11, 2018; and (ii) 4,000 at an exercise price of $39.86, to expire on May 4, 2020.

(12)	Mr. Stewart had an aggregate of 4,000 stock options outstanding. These stock options consist of 4,000 at an exercise price of $39.86, to expire on May 4, 2020.

(13)	Mr. Trout had an aggregate of 20,000 stock options outstanding. These stock options consist of: (i) 4,000 at an exercise price of $33.115, to expire on May 2, 2016; (ii) 4,000 at an exercise price of $32.205, to expire on May 1, 2017; (iii) 4,000 at an exercise price of $37.55, to expire on May 6, 2018; (iv) 4,000 at an exercise price of $19.525, to expire on May 5, 2019; and (v) 4,000 at an exercise price of $39.86, to expire on May 4, 2020.

(14)	Mr. Wiener had an aggregate of 36,000 stock options outstanding. These stock options consist of: (i) 4,000 at an exercise price of $7.225, to expire on April 30, 2012; (ii) 4,000 at an exercise price of $5.48, to expire on May 6, 2013; (iii) 4,000 at an exercise price of $8.0125, to expire on May 4, 2014; (iv) 4,000 at an exercise price of $15.325, to expire on May 4, 2015; (v) 4,000 at an exercise price of $33.115, to expire on May 2, 2016; (vi) 4,000 at an exercise price of $32.205, to expire on May 1, 2017; and (vii) 4,000 at an exercise price of $37.55, to expire on May 6, 2018; (viii) 4,000 at an exercise price of $19.525, to expire on May 5, 2019.

Stock Option Plans

The Company has a stock option plan (the “2000 Plan”), pursuant to which options to purchase shares of the Company’s common stock are outstanding. The purpose of the 2000 Plan is to advance the best interests of the Company by providing those persons who have substantial responsibility for the management and growth of the Company with additional incentive by increasing their proprietary interest in the success of the Company. All stock options are granted by the Compensation Committee. The term of the Company’s 1996 Nonemployee Director’s Stock Option Plan (“1996 Plan”) expired in 2006, and no future grants of awards under the 1996 Plan will be allowed. However, awards issued prior to the expiration of the 1996 Plan but that have not expired will still be honored by the Company.

Related Person Transactions

During 2010, there were no transactions (and, currently, there are no proposed transactions) with management and others, no business relationships regarding directors or nominees for director and no indebtedness of management. The Company’s Code of Conduct policy, posted under the “Governance” section of the Company’s website at www.lufkin.com, prohibits employees from having any associations, financial interests or business relationships that would constitute a conflict of interest. The Company’s Board of Directors are not allowed to have any related person transactions without the prior consent of the Company, but currently, the Company does not have a written procedure for approving related person transactions. If potential related party transactions were to arise, the Board of Directors would review them on a case-by-case basis.

Compensation Committee Interlocks and Insider Participation

Messrs. J. F. Anderson, J. D. Hofmeister and J. H. Lollar served as the members of the Company’s Compensation Committee during 2010. During 2010, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Board of Directors of the Company.

During 2010, no member of the compensation committee (or board committee performing equivalent functions) (i) was an officer or employee of the Company or any of its subsidiaries, (ii) was formerly an officer of the Company or any of its subsidiaries or (iii) had any business relationship or conducted any transactions with the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table reflects the beneficial ownership of the Company’s Common Stock as of March 15, 2011, with respect to (i) the directors and nominees for director; (ii) the named executive officers and (iii) the Company’s directors and executive officers as a group.

Name of Beneficial Owner	Direct Ownership(1)†	Exercisable Options(2)†	Number of Shares Owned Beneficially	Percent of Class
John F. Anderson	27,966	20,000	47,966	*
Suzanne V. Baer	2,000	40,000	42,000	*
Christopher L. Boone	0	750	750	*
Mark E. Crews	0	0	0	*
John F. Glick	17,600	0	17,600	*
John D. Hofmeister	1,000	24,000	25,000	*
James T. Jongebloed	4,000	24,000	28,000	*
John H. Lollar	8,000	8,000	16,000	*
Terry L. Orr	4,080	6,000	10,080	*
Paul G. Perez	8,000	0	8,000	*
Douglas V. Smith	20,000	79,000	99,000	*
Richard R. Stewart	0	4,000	4,000	*
H. J. Trout, Jr.	669,608	20,000	689,608	2.3%
Thomas E. Wiener(3)	58,070	34,000	92,070	*
Directors and Executive Officers as a group (16 persons)	821,744	285,700	1,107,444	3.6%

*	Indicates ownership of less than one percent of the outstanding shares of Common Stock of the Company.

†	Shares adjusted for 2-for-1 stock dividend effective June 1, 2010.

(1)	Each director, nominee for director and executive officer listed above possesses sole voting and investment powers as to all the shares listed as being beneficially owned by such person.

(2)	This column shows shares covered by stock options that are currently exercisable or will be exercisable within 60 days of March 15, 2011.

(3)	The shares listed for Mr. Wiener include 12,100 shares held by the spouse of Mr. Wiener, of which Mr. Wiener shares investment and voting control.

Five Percent Beneficial Owners

The following table lists each person the Company knows to be an owner of more than 5% of the Company’s Common Stock as of March 15, 2011.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Eagle Asset Management, Inc.(1)	2,436,443	8.1%
880 Carillon Parkway
St. Petersburg, FL 33716
BlackRock Inc.(2)	2,343,023	7.8%
40 East 52nd Street
New York, NY 10022
Neuberger Berman Group, LLC(3)	2,186,902	7.3%
605 Third Avenue
New York, NY 10158
EARNEST Partners, LLC(4)	1,814,903	6.0%
1180 Peachtree Street NE, Suite 2300
Atlanta, GA 30309

(1)	This information was obtained from a Schedule 13G filed on January 27, 2011, filed by Eagle Asset Management, Inc., which is an investment advisor registered under the Investment Advisors Act of 1940. Eagle Asset Management Inc. reported sole voting power as to 2,436,443 shares, shared voting power as to zero shares, sole dispositive power as to 2,436,443 shares and shared dispositive power as to zero shares.

(2)	This information was obtained from a Schedule 13G filed on February 7, 2011, filed by BlackRock Inc., which is an investment advisor registered under the Investment Advisors Act of 1940. BlackRock Inc. reported sole voting power as to 2,343,023 shares, shared voting power as to zero shares, sole dispositive power as to 2,343,023 shares and shared dispositive power as to zero shares.

(3)	This information was obtained from a Schedule 13G filed on February 14, 2011, filed by Neuberger Berman Group, LLC, which is an investment advisor registered under the Investment Advisors Act of 1940. Neuberger Berman Group, LLC reported sole voting power as to zero shares, shared voting power as to 1,902,004 shares, sole dispositive power as to zero shares and shared dispositive power as to 2,186,902 shares.

(4)	This information was obtained from a Schedule 13G filed on February 10, 2011, filed by EARNEST Partners, LLC, which is an investment advisor registered under the Investment Advisors Act of 1940. EARNEST Partners, LLC reported sole voting power as to 597,954 shares, shared voting power as to 328,765 shares, sole dispositive power as to 1,814,903 shares and shared dispositive power as to zero shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater-

than-10% shareowners are required by regulations promulgated by the Securities and Exchange Commission to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto reported by the Company during the fiscal year ended December 31, 2010 and upon a review of Forms 5 and amendments thereto reported by the Company with respect to fiscal 2010, or upon written representations received by the Company from certain reporting persons that no Forms 5 were required for those persons, the Company believes that no director, executive officer or greater-than-10% shareholder failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during, or with respect to, fiscal 2010.

PROPOSALS OF SHAREHOLDERS

A proposal of a shareholder intended to be presented at the 2012 Annual Meeting of Shareholders must be received at the Company’s principal executive offices no later than December 1, 2011, if the shareholder making the proposal desires such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting. The Company has also adopted Bylaw provisions that require that nominations of persons for election to the Board of Directors and the proposal of business by shareholders at an annual meeting of shareholders must fulfill certain requirements, which include the requirement that notice of such nominations or proposals be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary of the prior year’s annual meeting. In order to be timely for the 2012 Annual Meeting of Shareholders, such notice must be delivered between February 4, 2012 and March 4, 2012. If such timely notice of a shareholder proposal is not given, the proposal may not be brought before the annual meeting. If timely notice is given but is not accompanied by a written statement to the extent required by applicable securities laws, the Company may exercise discretionary voting authority over proxies with respect to such proposal if presented at the annual meeting.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Securities and Exchange Commission rules regarding the delivery of proxy statements permit the delivery of a single copy this proxy statement to any address at which two or more shareholders reside. This method of delivery, often referred to as “householding,” reduces the amount of duplicative information that shareholders receive and lowers printing and mailing costs for the Company. Each shareholder continues to receive a separate proxy card.

Only one copy of this Proxy Statement has been delivered to eligible shareholders who share an address, unless the Company has received contrary instructions from any such shareholder prior to the mailing date. If a shareholder prefers to receive separate copies of this or future proxy statement(s), the Company will promptly deliver, upon written or oral request, a separate copy of such proxy statement, as requested, to that shareholder at the shared address to which a single copy was delivered. Such requests should be communicated to our transfer agent, Computershare Investor Services, LLC, either by sending a request in writing to 250 Royall Street, Canton, MA 02021, or by calling (888) 294-8217.

ADDITIONAL FINANCIAL INFORMATION

Shareholders may obtain additional financial information for the year ended December 31, 2010, from the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. We make available, free of charge, through our website, www.lufkin.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. In addition, a copy of the Annual Report on Form 10-K may be obtained without charge by written request to the Secretary, Lufkin Industries, Inc., P.O. Box 849, Lufkin, Texas 75902.

OTHER MATTERS

The Board of Directors has at this time no knowledge of any matters to be brought before the Annual Meeting other than those referred to above. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

PAUL G. PEREZ
Secretary

April 4, 2011

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available You can vote 24 hours by Internet a day, or 7 days telephone! a week!

Instead methods of outlined mailing below your proxy, to vote you your may proxy. choose one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies 1:00 a.m. submitted , Central Time, by the on Internet May 4, or 2011. telephone must be received by

Vote by Internet

Log on to the Internet and go to www.envisionreports.com/LUFK

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends to vote FOR the listed nominees, FOR Proposals 2, 3 and 4 and FOR 3 YEARS for Proposal 5.

1. Election of Directors: For Withhold For Withhold

01 - H. J. Trout, Jr.

02 - J. T. Jongebloed

03 - S. V. Baer

Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2011.

For Against Abstain

To consider and act upon a proposal of the Board of Directors of the Company to approve and adopt the amendment of the Company’s Fourth Restated Articles of Incorporation to increase the number of authorized shares of common stock from 60,000,000 to 150,000,000.

For Withhold

For Against Abstain

4. To of our approve, named by executive non-binding officers. advisory vote, the compensation

For Against Abstain

5. To frequency recommend, of the by shareholder non-binding vote advisory on the vote, the compensation of our named executive officers.

1 Yr 2 Yrs 3 Yrs Abstain

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: owner should Please sign. sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian etc., please give full title as such. For joint accounts each joint

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Lufkin Industries, Inc.

This Proxy is Solicited by the Board of Directors

The undersigned hereby constitutes and appoints JOHN F. GLICK and PAUL G. PEREZ, and each or either of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of LUFKIN INDUSTRIES, INC., (herein the “Company”) to be held at the Crown Colony Country Club, 900 Crown Colony Drive, Lufkin, Texas 75901, at 9:00 a.m., Lufkin time on the 4th day of May 2011, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereat, as provided below, the number of shares the undersigned would be entitled to vote if personally present.

1. Election of Howard J. Trout, Jr., James T. Jongebloed, and Suzanne V. Baer to the Company’s board to serve until the annual shareholders’ meeting held in 2014 or until a successor has been elected and qualified.

2. Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2011.

3. To consider and act upon a proposal of the Board of Directors of the Company to approve and adopt the amendment of the Company’s Fourth Restated Articles of Incorporation to increase the number of authorized shares of common stock from 60,000,000 to 150,000,000.

4. To approve, by non-binding advisory vote, the compensation of our named executive officers.

5. To recommend, by non-binding advisory vote, the frequency of the shareholder vote on the compensation of our named executive officers.

In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before such meeting or any adjournments thereof.

Every properly signed proxy will be voted in accordance with the specification made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4 AND FOR THREE YEARS FOR PROPOSAL 4. All prior proxies are hereby revoked.

This proxy will also be voted in accordance with the discretion of the proxies or proxy on any other business. Receipt is hereby acknowledged of the Notice of Annual Meeting and Proxy Statement of the Company dated April 4, 2011.